Exhibit 21.1

                         Subsidiaries of the Registrant

Prisym Technologies, Inc.
G&R Marketing, Inc.
Microsouth, Inc.
tekgraf, inc.
Computer Graphics Distributing Company
Intelligent Products Marketing, Inc.
IG Distributing, Inc.